EXHIBIT 99.1

                BRIDGE CAPITAL HOLDINGS REPORTS FINANCIAL RESULTS
                   FOR THE FIRST QUARTER ENDED MARCH 31, 2006

                     QUARTERLY NET INCOME TOPS $1.9 MILLION
                           EARNINGS PER SHARE UP 103%

     SAN JOSE, CA - APRIL 20, 2006 - Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, one of the fastest-growing full-service business banks in California and the Nation, today announced financial results for the first quarter ended March 31, 2006.

     The Company reported net income of $1,931,000, or $0.29 per diluted share, for the three months ended March 31, 2006, which reflected a pre-tax charge of $150,000 from the implementation of FAS 123R as of January 1, 2006. The new FAS 123R requires the Company to record compensation expense related to stock options. The first quarter result compared to net income of $957,000, or $0.14 per diluted share, in the same period one year ago, prior to the adoption of FAS 123R.

     For the quarter ended March 31, 2006, the Company's return on average assets (ROAA) and return on average equity (ROAE) were 1.45% and 19.13%, respectively, and represented improvement over ROAA and ROAE of 0.96% and 11.32%, respectively for the same period one year earlier.

     "The strong results for the first quarter represent significant success for the Company as they have been achieved in an increasingly competitive market environment," said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank. "We continue to make a significant financial commitment to adding the people and products to position Bridge Bank as the professional business bank of choice for small to middle-market and emerging businesses in Silicon Valley and beyond. As the economic conditions in the markets we serve have improved we have faced increasing competition for top-tier bankers and deposits. We are pleased by the continued progress represented in our first quarter operating results."

       Bridge Capital Holdings reported total assets at March 31, 2006 of $566.9 million, compared to $448.4 million on the same date one year ago. The increase in total assets represented growth of $118.5 million, or 26%, compared to March 31, 2005.

     The Company's total deposits were $492.4 million as of March 31, 2006, compared to total deposits of $397.7 million as of March 31, 2005. The increase in deposits represented growth of $94.6 million, or 24%, compared to March 31, 2005.

     The Company reported total loans outstanding at March 31, 2006 of $457.1 million, which represented an increase of $133.5 million, or 41%, over $323.6 million for the same date one year earlier.

     Earnings growth was driven primarily by growth in net interest income. Net interest income of $8.5 million for the quarter ended March 31, 2006 represented an increase of approximately $3.1 million, or 57%, over $5.4 million reported for the same quarter one year earlier primarily attributed to growth in average earning assets of $131.0 million, or 36%, compared to the same quarter in 2005. In addition, net interest income continued to benefit from increases in short-term interest rates. The interest rate earned on a majority of the Company's earning assets, including loans, adjusts with the movement in short-term interest rates. As such, the nature of the Company's balance sheet is that assets have a greater impact on net interest income than liabilities over time as short-term interest rates change. Net interest income also benefited from higher balance sheet leverage. The Company's loan-to-deposit ratio, a measure of leverage, averaged 91% during the quarter ended March 31, 2006, which compared to an average of 89% for the same quarter of 2005.

     The combined effect of greater balance sheet leverage and higher short-term interest rates was reflected in improvement in the Company's net interest margin for the first quarter ended March 31, 2006 to 7.00% up from 6.05% in the first quarter of 2005.

     The Company provided $222,000 to the allowance for loan losses for the three months ended March 31, 2006 compared to $333,000 provided in the quarter ended March 31, 2005. The allowance represented 1.35% of gross loans at March 31, 2006 compared to 1.39% on the same date one year earlier. The Company reported non-performing assets of 0.56% and 0.08% of gross loans at March 31, 2006 and 2005, respectively.

     The Company's non-interest income for the three months ended March 31, 2006 was $1,083,000, compared to $784,000 for the same period one year ago. Non-interest income is primarily comprised of gains realized on sales of SBA loans.

     Non-interest expenses of $6.3 million for the quarter ended March 31, 2006 represented an increase of $2.0 million, or 47%, compared to $4.3 million in the same quarter of 2005. The increase in non-interest expense was attributed primarily to increased salary and benefits costs as a result of increased headcount and the implementation of FAS 123R. The Company's efficiency ratio, the ratio of non-interest expenses to revenues, improved to 66% for the quarter ended March 31, 2006 from 69% in the same quarter one year earlier.

     "The first quarter results represent solid financial performance," said Thomas A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings and Bridge Bank. "Increasing market interest rates and competition for deposits has placed pressure on interest expense and we are pleased to have achieved a 7.00% net interest margin in the face of these influences. Additionally, successful execution of our plan continues to require significant commitment to attracting top-tier bankers and continuing the expansion of product lines. Again, in view of this commitment, we are pleased to have delivered the level of profitability represented by a 1.45% ROAA and 19.13% ROAE."

     At March 31, 2006, shareholders' equity of the Company was $42.0 million, up from $34.3 million for the same date one year earlier. In addition, during the quarter ended March 31, 2006, the Company supplemented its total risk-based capital position through the issuance of $5.0 million of trust-preferred securities. As a result, the Company was able to maintain a total risk-based capital ratio of to 12.7% at March 31, 2006, substantially above the regulatory standard of 10.0% for "well-capitalized" institutions.



ABOUT BRIDGE CAPITAL HOLDINGS
Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and is listed on The NASDAQ Stock Market under the trading symbol BBNK. Visit Bridge Capital Holdings on the web at WWW.BRIDGECAPITALHOLDINGS.COM.

ABOUT BRIDGE BANK, N.A.
Bridge Bank, N.A. is Santa Clara County's newest full-service professional business bank. The bank is dedicated to meeting the financial needs of small to middle market, and emerging technology businesses, in the Silicon Valley, Palo Alto, Redwood City, San Ramon-Pleasanton, Sacramento, San Diego, Bakersfield, Fresno, Orange County, and Dallas, TX business communities. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. Visit Bridge Bank on the web at WWW.BRIDGEBANK.COM.


                           FORWARD LOOKING STATEMENTS
CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND ARE SUBJECT TO THE SAFE HARBORS CREATED BY THAT ACT. FORWARD-LOOKING STATEMENTS DESCRIBE FUTURE PLANS, STRATEGIES, AND EXPECTATIONS, AND ARE BASED ON CURRENTLY AVAILABLE INFORMATION, EXPECTATIONS, ASSUMPTIONS, PROJECTIONS, AND MANAGEMENT'S JUDGMENT ABOUT THE BANK, THE BANKING INDUSTRY AND GENERAL ECONOMIC CONDITIONS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED, SUGGESTED OR IMPLIED BY THE FORWARD LOOKING STATEMENTS.

THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO: (1) COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; (2) CHANGES IN INTEREST RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS, NATIONALLY, REGIONALLY, AND IN OPERATING MARKETS;
(4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) CHANGES IN BUSINESS CONDITIONS AND INFLATION; (6) CHANGES IN SECURITIES MARKETS; (7) FUTURE CREDIT LOSS EXPERIENCE; (8) THE ABILITY TO SATISFY REQUIREMENTS RELATED TO THE SARBANES-OXLEY ACT AND OTHER REGULATION ON INTERNAL CONTROL; (9) CIVIL DISTURBANCES OR TERRORIST THREATS OR ACTS, OR APPREHENSION ABOUT THE POSSIBLE FUTURE OCCURRENCES OF ACTS OF THIS TYPE; AND (10) THE INVOLVEMENT OF THE UNITED STATES IN WAR OR OTHER HOSTILITIES.

THE READER SHOULD REFER TO THE MORE COMPLETE DISCUSSION OF SUCH RISKS IN BRIDGE CAPITAL HOLDING.'S ANNUAL REPORTS ON FORMS 10-K AND QUARTERLY REPORTS ON FORM 10-Q ON FILE WITH THE SEC.

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

                             BRIDGE CAPITAL HOLDINGS

                                                                 THREE MONTHS ENDED
                                                    __________________________________________
                                                                                    % INCREASE
                                                     3/31/2006          3/31/2005   (DECREASE)
                                                     _________          _________   __________
OPERATING RESULTS:

       Interest income                               $ 10,928            $ 6,615         65.2%
       Interest expense                                 2,386              1,188        100.8%
                                                     ________            _______
           Net interest income                          8,542              5,427         57.4%

       Provision for loan losses                          222                333        -33.3%

       Noninterest income                               1,083                784         38.1%
       Noninterest expense                              6,338              4,315         46.9%
                                                     ________            _______
           Income before tax                            3,065              1,563         96.1%

       Prov for Income Taxes                            1,134                606
                                                     ________            _______
       Net income                                     $ 1,931              $ 957        101.8%
                                                     ========            =======
       Per share:
           Basic                                       $ 0.31             $ 0.16         98.1%
                                                     ========            =======
           Diluted                                     $ 0.29             $ 0.14        102.7%
                                                     ========            =======

       RATIOS:
       ROAA                                             1.45%              0.96%
       ROAE                                            19.13%             11.32%
       Net interest margin                              7.00%              6.05%
       Efficiency                                      65.85%             69.47%
       ALLL/gross loans                                 1.35%              1.39%
       NPA/gross loans                                  0.56%              0.08%
       Risk-based capital                              12.67%             13.75%
       Average loans/deposits                          91.23%             89.08%
       Shares outstanding (000's)                     6,256.7            6,146.4
       Book value per share                            $ 6.71             $ 5.58

BALANCE SHEET

       END OF PERIOD
       _____________
       Assets                                       $ 566,934          $ 448,440
       Deposits                                       492,369            397,747
       Gross loans                                    457,115            323,590
       Allowance for loan losses                        6,169              4,482
       Shareholders' equity                            41,981             34,275

       AVERAGE-QTR
       ___________
       Assets                                       $ 540,099          $ 397,375
       Earning assets                                 494,844            363,832
       Deposits                                       470,012            342,187
       Gross loans                                    428,793            304,831
       Allowance for loan losses                        6,001              4,270
       Shareholders' equity                            40,939             33,810
